Exhibit 99.1
News Release
For Immediate Release: August 30, 2016
H&R Block Announces Fiscal 2017 First Quarter Results
KANSAS CITY, Mo. - H&R Block, Inc. (NYSE: HRB) today released its financial results for the fiscal 2017 first quarter ended July 31, 2016. The company normally reports a first quarter operating loss due to the seasonality of its tax business. The fiscal first quarter typically represents less than 5% of annual revenues and less than 15% of annual expenses.
"Because of the highly seasonal nature of our business, the fiscal first quarter is not indicative of our full year results. That said, all of the company’s efforts remain laser-focused on executing a successful tax season," said Bill Cobb, H&R Block's president and chief executive officer. "We will have compelling client offers and improvements to the client experience. I’m truly looking forward to the next tax season and demonstrating our ability to deliver strong results for the fiscal year."
First Quarter Financial Summary1

•
Fiscal first quarter financial results were largely in line with the company’s expectations as revenues and net loss were impacted by the divestiture of H&R Block Bank (the “Bank”) and changes to the company's capital structure in fiscal 2016

•	Total operating expenses declined due to cost reduction efforts partially offset by increased occupancy and amortization expenses related to franchise acquisitions in the prior year
The divestiture of the Bank had the largest impact on overall revenues, which decreased $12.5 million to $125.2 million. The Bank impact included payments to the company’s third-party bank partner, the reclassification of certain revenue as other income, and lower investment income due to the sale of securities previously held by the Bank. Additionally, lower client volumes in the U.S. and foreign currency exchange rates contributed to the decline.
Total operating expenses declined 0.6% to the prior year. Savings resulting from the company's cost reduction efforts were partially offset by the impact of acquisitions of franchises in the prior year. In addition to operating expenses, interest expense increased $12.9 million due to the issuance of $1 billion of long term debt in September 2015.
"We are on target to execute our cost reduction plans. While expenses are down slightly this quarter, the majority of our planned reductions will occur after the first quarter," said Tony Bowen, H&R Block's chief financial officer. "These planned savings will enable us to continue to ensure strong free cash flow while also allowing us to make the appropriate investments to achieve our operational objectives for the upcoming tax season."

[1]	All amounts in this release are unaudited. Unless otherwise noted, all comparisons refer to the current period compared to the corresponding prior year period.

Fiscal 2017 First Quarter Results From Continuing Operations

	Actual		Adjusted[3]
(in millions, except EPS)	Fiscal Year 2017	Fiscal Year 2016	Fiscal Year 2017	Fiscal Year 2016
Revenue	$125	$138	$125	$138
Pretax Loss	$(204)	$(187)	$(203)	$(186)
Net Loss	$(121)	$(97)	$(121)	$(96)
Weighted-Avg. Shares - Diluted	220.5	275.8	220.5	275.8
EPS[2]	$(0.55)	$(0.35)	$(0.55)	$(0.35)
EBITDA[3]	$(141)	$(138)	$(140)	$(137)

Income Statement

▪
Total revenues decreased $12.5 million to $125.2 million due primarily to impacts from the divestiture of the Bank. This included the change in presentation of mortgage portfolio interest income from revenue to other income, the loss of available-for-sale securities investment income, and payments made to the company's third-party bank partner. Additionally, lower return volumes in the company's U.S. assisted tax business and currency exchange rates in its international business contributed to the decline.

▪
Total operating expenses decreased $1.8 million to $309.9 million due to cost reduction efforts partially offset by increased occupancy and amortization expense related to franchise acquisitions in the prior year.

▪	Interest expense increased $12.9 million to $21.5 million due to $1 billion of long-term debt issued in September 2015.

▪	Pretax loss increased $16.4 million to $203.5 million driven primarily by increased interest expense and changes related to the divestiture of the Bank.

▪
Loss per share from continuing operations increased $0.20 to $0.55. Approximately half of the increase was due to the reduction in share count, which will be accretive on a full year basis, but negatively impacts those quarters with a net loss. The remainder of the change in loss per share was due to the increase in pretax loss.

Balance Sheet

▪
Cash balances decreased from July 31, 2015 due to the divestiture of the Bank and capital structure changes in fiscal 2016, including share repurchases totaling approximately $2.0 billion since July 31, 2015.

▪	Long-term debt increased $1 billion from July 31, 2015 due to the issuance of $650 million of 4.125% Senior Notes and $350 million of 5.250% Senior Notes during the second quarter of fiscal 2016.

▪	Stockholders' equity from July 31, 2015 was impacted by the aforementioned share repurchase and subsequent retirement of 58.4 million shares of common stock for approximately $2.0 billion.

▪
Details regarding the divestiture of H&R Block Bank and related agreements, capital structure transactions and share repurchase program can be found in previously filed press releases, and Forms 8-K filed with the Securities and Exchange Commission, in September and October of 2015.

2 All per share amounts are based on fully diluted shares at the end of the corresponding period.
3 The company reports adjusted financial performance, and other non-GAAP financial measures, which it believes are a better indication of the company's core operations. See "About Non-GAAP Financial Information" below for more information regarding financial measures not prepared in accordance with generally accepted accounting principles (GAAP).

Discontinued Operations
The accrual for contingent losses related to representation and warranty claims at Sand Canyon Corporation, a separate legal entity from H&R Block, Inc., decreased $40 million from the prior quarter to $26 million as a result of a settlement with a counterparty. The settlement was fully covered by existing accruals.
Share Repurchases and Dividends
During the first quarter of fiscal 2017, the company repurchased and retired approximately 2.0 million shares at an aggregate price of $48.6 million, or $23.84 per share. As of July 31, 2016, 219.1 million shares were outstanding.

The company completed these share repurchases under a $3.5 billion share repurchase program approved by the company’s board of directors in August 2015, which runs through June 2019. Under this program, the company has repurchased approximately 58.4 million shares of its common stock, or 21.1% of outstanding shares, for an aggregate purchase price of approximately $2.0 billion.

As previously announced, a quarterly cash dividend of 22 cents per share is payable on October 3, 2016 to shareholders of record as of September 14, 2016. H&R Block has paid quarterly dividends consecutively since the company went public in 1962.
Conference Call
Discussion of the fiscal 2017 first quarter results, future outlook and a general business update will occur during the company’s previously announced fiscal first quarter earnings conference call for analysts, institutional investors, and shareholders. The call is scheduled for 4:30 p.m. Eastern time on August 30, 2016. To access the call, please dial the number below approximately 10 minutes prior to the scheduled starting time:

U.S./Canada (888) 895-5260 or International (443) 842-7595
Conference ID: 45100808

The call will also be webcast in a listen-only format for the media and public. The link to the webcast can be accessed directly at http://investors.hrblock.com.

A replay of the call will be available beginning at 7:30 p.m. Eastern time on August 30, 2016, and continuing until September 30, 2016, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International). The conference ID is 45100808. The webcast will be available for replay August 31, 2016 at http://investors.hrblock.com.
About H&R Block
H&R Block, Inc. (NYSE: HRB) is a global consumer tax services provider. Tax return preparation services are provided by professional tax preparers in approximately 12,000 company-owned and franchise retail tax offices worldwide, and through H&R Block tax software products for the DIY consumer. H&R Block also offers adjacent Tax Plus products and services. In fiscal 2016, H&R Block had annual revenues of over $3 billion with 23.2 million tax returns prepared worldwide.For more information, visit the H&R Block Newsroom at http://newsroom.hrblock.com/.

About Non-GAAP Financial Information
This press release and the accompanying tables include non-GAAP financial information. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with generally accepted accounting principles, please see the section of the accompanying tables titled "Non-GAAP Financial Information."
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended April 30, 2016 in the section entitled "Risk Factors” and additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You may get such filings for free at our website at
http://investors.hrblock.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.
For Further Information
Investor Relations:    Colby Brown, (816) 854-4559, colby.brown@hrblock.com
Media Relations:    Gene King, (816) 854-4672, gene.king@hrblock.com
TABLES FOLLOW

CONSOLIDATED STATEMENTS OF OPERATIONS	(unaudited, in 000s - except per share amounts)
	Three months ended July 31,
	2016	2015

REVENUES:
Service revenues	$112,384	$118,434
Royalty, product and other revenues	12,801	19,284
	125,185	137,718
OPERATING EXPENSES:
Cost of revenues:
Compensation and benefits	52,355	55,789
Occupancy and equipment	94,425	89,855
Provision for bad debt and loan losses	1,417	2,005
Depreciation and amortization	27,467	27,084
Other	35,422	38,775
	211,086	213,508
Selling, general and administrative:
Marketing and advertising	7,561	8,531
Compensation and benefits	57,522	54,669
Depreciation and amortization	13,815	13,010
Other selling, general and administrative	19,925	21,982
	98,823	98,192
Total operating expenses	309,909	311,700

Other income, net	2,968	433
Interest expense on borrowings	(21,466)	(8,575)
Other expenses, net	(327)	(4,985)
Loss from continuing operations before income tax benefit	(203,549)	(187,109)
Income tax benefit	(82,523)	(90,604)
Net loss from continuing operations	(121,026)	(96,505)
Net loss from discontinued operations	(2,647)	(3,154)
NET LOSS	$(123,673)	$(99,659)

BASIC AND DILUTED LOSS PER SHARE:
Continuing operations	$(0.55)	$(0.35)
Discontinued operations	(0.01)	(0.01)
Consolidated	$(0.56)	$(0.36)

WEIGHTED AVERAGE BASIC AND DILUTED SHARES	220,484	275,765

CONSOLIDATED BALANCE SHEETS	(unaudited, in 000s - except per share data)
As of	July 31, 2016	July 31, 2015	April 30, 2016

ASSETS
Cash and cash equivalents	$306,871	$1,299,382	$896,801
Cash and cash equivalents — restricted	122,025	61,040	104,110
Receivables, net	103,425	103,194	153,116
Deferred tax assets and income taxes receivable	—	160,390	—
Prepaid expenses and other current assets	74,929	80,550	65,441
Investments in available-for-sale securities	1,123	406,360	1,133
Total current assets	608,373	2,110,916	1,220,601
Mortgage loans held for investment, net	192,375	230,130	202,385
Property and equipment, net	284,114	297,321	293,565
Intangible assets, net	419,909	417,009	433,885
Goodwill	470,942	454,394	470,757
Deferred tax assets and income taxes receivable	90,498	11,377	120,123
Other noncurrent assets	97,331	108,307	105,909
Total assets	$2,163,542	$3,629,454	$2,847,225
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Customer banking deposits	$—	$476,732	$—
Accounts payable and accrued expenses	157,085	116,855	259,586
Accrued salaries, wages and payroll taxes	43,516	33,447	161,786
Accrued income taxes and reserves for uncertain tax positions	216,390	245,541	373,754
Current portion of long-term debt	864	799	826
Deferred revenue and other current liabilities	191,304	316,880	243,653
Total current liabilities	609,159	1,190,254	1,039,605
Long-term debt	1,491,790	501,960	1,491,375
Deferred tax liabilities and reserves for uncertain tax positions	116,709	137,603	132,960
Deferred revenue and other noncurrent liabilities	145,691	130,210	160,182
Total liabilities	2,363,349	1,960,027	2,824,122
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, no par, stated value $.01 per share	2,582	3,166	2,602
Additional paid-in capital	748,924	773,783	758,230
Accumulated other comprehensive loss	(14,804)	(8,234)	(11,233)
Retained earnings (deficit)	(180,631)	1,679,234	40,347
Less treasury shares, at cost	(755,878)	(778,522)	(766,843)
Total stockholders’ equity (deficiency)	(199,807)	1,669,427	23,103
Total liabilities and stockholders’ equity	$2,163,542	$3,629,454	$2,847,225

Note: Effective May 1, 2016, we adopted the provisions of Accounting Standards Update No. 2015-3, "Interest - Imputation of Interest," (ASU 2015-3) on a retrospective basis. Accordingly, debt issuance costs related to our Senior Notes are included in long-term debt in the consolidated balance sheets. Amounts for prior periods have been retrospectively adjusted to conform to the current period presentation.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	(unaudited, in 000s)
Three months ended July 31,	2016	2015

NET CASH USED IN OPERATING ACTIVITIES	$(475,675)	$(378,246)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales, maturities of and payments received on available-for-sale securities	58	32,103
Principal payments on mortgage loans held for investment, net	8,427	8,537
Capital expenditures	(6,246)	(8,689)
Payments made for business acquisitions, net of cash acquired	(1,635)	(12,271)
Franchise loans:
Loans funded	(2,219)	(2,582)
Payments received	6,473	11,434
Other, net	220	3,562
Net cash provided by investing activities	5,078	32,094

CASH FLOWS FROM FINANCING ACTIVITIES:
Customer banking deposits, net	—	(268,532)
Dividends paid	(48,514)	(55,063)
Repurchase of common stock, including shares surrendered	(45,312)	(17,756)
Proceeds from exercise of stock options	1,639	13,015
Other, net	(24,779)	(22,413)
Net cash used in financing activities	(116,966)	(350,749)

Effects of exchange rate changes on cash	(2,367)	(10,907)

Net decrease in cash and cash equivalents	(589,930)	(707,808)
Cash and cash equivalents at beginning of the period	896,801	2,007,190
Cash and cash equivalents at end of the period	$306,871	$1,299,382

SUPPLEMENTARY CASH FLOW DATA:
Income taxes paid, net of refunds received	$61,289	$75,358
Interest paid on borrowings	15,519	15,381
Accrued additions to property and equipment	10,147	5,977
Accrued purchase of common stock	8,895	—

FINANCIAL RESULTS	(unaudited, in 000s - except per share amounts)
	Three months ended July 31,
	2016	2015
Revenues:
U.S. assisted tax preparation fees	$25,429	$27,285
U.S. royalties	6,525	6,726
U.S. DIY tax preparation fees	2,914	3,179
International revenues	38,875	40,594
Revenues from Refund Transfers	3,234	2,171
Revenues from Emerald Card®	13,065	15,689
Revenues from Peace of Mind® Extended Service Plan	27,031	27,703
Interest and fee income on Emerald Advance	804	314
Other	7,308	14,057
	125,185	137,718
Compensation and benefits:
Field wages	45,043	45,938
Other wages	42,100	41,869
Benefits and other compensation	22,734	22,651
	109,877	110,458
Occupancy and equipment	94,371	89,799
Marketing and advertising	7,561	8,531
Depreciation and amortization	41,282	40,094
Bad debt	1,417	2,005
Supplies	2,077	2,399
Other	53,324	58,414
Total operating expenses	309,909	311,700

Other income, net	2,968	433
Interest expense on borrowings	(21,466)	(8,575)
Other expenses, net	(327)	(4,985)
Pretax loss	(203,549)	(187,109)
Income tax benefit	(82,523)	(90,604)
Net loss from continuing operations	(121,026)	(96,505)
Net loss from discontinued operations	(2,647)	(3,154)
Net loss	$(123,673)	$(99,659)

Basic and diluted loss per share:
Continuing operations	$(0.55)	$(0.35)
Discontinued operations	(0.01)	(0.01)
Consolidated	$(0.56)	$(0.36)

Weighted average basic and diluted shares	220,484	275,765

NON-GAAP FINANCIAL MEASURES
	Three months ended July 31,
EBITDA	2016	2015

Net loss - as reported	$(123,673)	$(99,659)

Add back :
Discontinued operations, net	2,647	3,154
Income taxes of continuing operations	(82,523)	(90,604)
Interest expense of continuing operations	21,466	8,711
Depreciation and amortization of continuing operations	41,282	40,094
	(17,128)	(38,645)

EBITDA from continuing operations	$(140,801)	$(138,304)

Three months ended July 31,	2016
	Pretax loss	Net loss	EBITDA

From continuing operations	$(203,549)	$(121,026)	$(140,801)

Adjustments (pretax):
Loss contingencies - litigation	812	812	812
Tax effect of adjustments	—	(302)	—
	812	510	812

As adjusted - from continuing operations	$(202,737)	$(120,516)	$(139,989)

Adjusted EPS		$(0.55)

Three months ended July 31,	2015
	Pretax loss	Net loss	EBITDA

From continuing operations	$(187,109)	$(96,505)	$(138,304)

Adjustments (pretax):
Loss contingencies - litigation	618	618	618
Costs related to HRB Bank and recapitalization transactions	52	52	52
Losses on AFS securities	288	288	288
Tax effect of adjustments	—	(358)	—
	958	600	958

As adjusted - from continuing operations	$(186,151)	$(95,905)	$(137,346)

Adjusted EPS		$(0.35)

	Three months ended July 31,
Supplemental Information	2016	2015

Stock-based compensation expense:
Pretax	$5,541	$6,018
After-tax	3,479	3,767
Amortization of intangible assets:
Pretax	$17,986	$16,614
After-tax	11,293	10,399

NON-GAAP FINANCIAL INFORMATION
The accompanying press release contains non-GAAP financial measures. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Because these measures are not measures of financial performance under GAAP and are susceptible to varying calculations, they may not be comparable to similarly titled measures for other companies.
We consider our non-GAAP financial measures to be performance measures and a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of items that are not indicative of our core operating performance.
The following are descriptions of adjustments we make for our non-GAAP financial measures:

▪	We exclude losses from settlements and estimated contingent losses from litigation and favorable reserve adjustments. This does not include legal defense costs.

▪	We exclude material non-cash charges to adjust the carrying values of goodwill, intangible assets, other long-lived assets and investments to their estimated fair values.

▪	We exclude material severance and other restructuring charges in connection with the termination of personnel, closure of offices and related costs.

▪	We exclude the material gains and losses on business dispositions, including investment banking, legal and accounting fees from both business dispositions and acquisitions.

▪	We exclude the gains and losses on extinguishment of debt.
We may consider whether other significant items that arise in the future should also be excluded from our non-GAAP financial measures.
We measure the performance of our business using a variety of metrics, including EBITDA from continuing operations and adjusted EBITDA from continuing operations, adjusted pretax and net income of continuing operations, and adjusted diluted earnings per share from continuing operations. Adjusted EBITDA from continuing operations, adjusted pretax and net income from continuing operations, and adjusted diluted earnings per share from continuing operations eliminate the impact of items that we do not consider indicative of our core operating performance and, we believe, provide meaningful information to assist in understanding our financial results, analyzing trends in our underlying business, and assessing our prospects for future performance. We also use EBITDA from continuing operations and pretax income of continuing operations, each subject to permitted adjustments, as performance metrics in incentive compensation calculations for our employees.